Good morning, I have a few prepared statements that I think will be helpful as we review the financial results for the first quarter. Also in attendance with me today is Rick Nota, WRC’s Executive Vice President, Operations and Bob Yingling, CFO.

Before getting into the specifics of our financial results, I would like to spend a moment commenting on the market environment.

Market Environment – K-12 Industry Fundamentals are improving

Since our last investor call in April, there has been very little that has changed our opinion that the K-12 funding environment is improving. The education funding market continues to improve with more regular federal funding flows and an improvement in state and local funding. However, we have not yet seen an across the board recovery in all segments within the K-12 marketplace.

In the segments that we participate in, we have noted a growth in funding in the testing and assessment segments as well as an improvement in funding in support of the special education segment. These segments have been bolstered by legislation under NCLB and IDEA.

We have not yet seen substantial funding improvement in the other segments in which we compete in; most notably, the electronic curriculum and library segments.

Our outlook for the K-12 funding environment remains overall positive. Our outlook is based on a consensus among the leading industry analysts* that annual revenue growth is likely to accelerate from 0% over the past three years to 5-7% over the next four.

* Source: Goldman Sachs Research Report, March 18, 2005 forecasts 7% annual growth over the next four years and Education research firm Eduventures, in its ninth annual Learning Markets & Opportunities report forecasts 5-6% annual growth over the same period.

First Quarter Financial Overview

In the first quarter, WRC Media’s consolidated net revenue increased $4 million, or 9.5%, to $46.8 million led by AGS Publishing and CompassLearning.

AGS Publishing built on its strong 2004 performance by posting an increase in first quarter 2005 revenues of $4.1 million, or 32.7%, to $16.5 million from $12.4 million in the first quarter of 2004. AGS’ revenue growth in the first quarter was attributable to the continued strength of assessment material sales, which grew $4.2 million, or 60%, compared to the first quarter of 2004. The growth in assessment revenue was driven by new and revised assessment products. In the first quarter, AGS released its revised New York City advance placement test and benefited from continued strong growth of its Kaufman products, behavioral assessments (BASC), formative assessments (GRADE and GMADE) and it Peabody Picture Vocabulary Test (PPVT) line.

CompassLearning revenues increased by $1.6 million or 19.0%, to $10.0 million from $8.4 million in the first quarter of 2004. Software revenue increased nearly $2.3 million or 88.5% to $4.9 million from $2.6 million in the first quarter of 2004. The increase in software revenue was driven in part to certain sales orders which were scheduled to close in the fourth quarter of 2004 but which moved to the first quarter of 2005 but also reflects the continued market acceptance of our web-based Odyssey product. Sales of CompassLearning’s web based Odyssey product increased $2.1 million or 138% compared to first quarter in 2004. Sales of CompassLearning’s Classic LAN/WAN product also showed a revenue gain of $200 thousand or 22% in the first quarter compared to the same period in 2004. These additional sales were offset by slightly lower revenues in technical support and professional development. The pipeline for CompassLearning’s software products remains strong but the tight funding environment has lengthened the sales cycle especially for larger deals.

At Weekly Reader, revenue in the first quarter declined slightly by $100 thousand, or 1.4%, to $10.0 million from $10.1 million in the first quarter of 2004. Revenue from periodicals increased $240,000 or 3.0%, which was primarily driven by higher elementary periodical circulation. This increase was offset by lower Licensing and Custom Publishing revenues.

In the first quarter, Weekly Reader also successfully launched a new line of supplementary materials into the teacher store / dealer channel. While the sales were not significant in this quarter, we are optimistic that they will become an important part of Weekly Reader’s business in the future. An important component of Weekly Reader’s business strategy is to leverage the Weekly Reader trusted brand into new sales channels by creating new products and repurposing existing content into supplementary products for teachers and parents to assist them in the process of educating children. Most teachers say that they buy supplementary products to provide additional practice, as supplements to textbooks. The back page of the Weekly Reader magazines (skills activities) is the most popular part and often justification for buying the magazines. Parents are concerned about their children’s education and the school’s ability to meet their learning needs as is evidenced by the significant growth in the SES market (Supplemental Educational Services) as parents and teachers look for more places for structured, remedial learning. Weekly Reader’s product development strategy focuses on basic skills–that is where the money was spent in the school market in 2002-2003: money spent on supplementary Reading/Language Arts materials was $760 million; 10% growth and Mathematics materials $180 million; or 10% growth.

At World Almanac Education Group, revenue in the first quarter declined $1.6 million, or 13.1%, to nearly $10.3 million from $11.9 million in the first quarter of 2004. This decline was primarily due to lower revenues from softness in our library business units partially offset by higher sales of World Almanac books. The revenue decline at World Almanac Education, our library distribution company was primarily attributable to lower catalog sales; and at Gareth Stevens, revenue was lower primarily due to lower telemarketing sales. As I stated at the outset of the call, library funding remains tight and we do not expect library funding to increase significantly in the near term.

WRC Media’s income from operations in the first quarter increased approximately $2.4 million, with operating income of $1.7 million compared to an operating loss of $700 thousand in the first quarter of 2004. This increase reflects the sales growth noted above, augmented by an improvement in the gross profit margin to 72.9% from 69.6% in the first quarter of 2004, and disciplined spending as operating costs and expenses on a percentage of revenue basis, declined to 69.2% of revenue from 71.3% in the first quarter of 2004. The gross profit margin increase was primarily attributable to AGS and CompassLearning.

Overall, operating expenses increased $1.9 million, or 6.2%, due primarily to higher sales and marketing and editorial expenses. Sales and marketing expenses increased by $900 thousand or 7.8% as a result of an increase in expenses due to an increase in sales commissions at AGS attributable to the increase in revenue. Additionally, an increase in sales and marketing expense related to the timing of the mailing of catalogs, an increase in the distribution of complimentary new product samples to prospective customers, increases in new customer acquisition costs and compensation costs of newly created sales and marketing positions at the Weekly Reader. These increases were partially offset by a decrease in sales and marketing expenses at CompassLearning as a result of a reduction in training and outside services costs. G&A expense increased $600 thousand or 8.5% primarily due to an increase at AGS as a result of expenditures related to improving the AGS product development methodologies and developing the ability to provide scoring services with its testing and assessment products. Expenses for complying with the requirements of the Sarbanes-Oxley Act also increased G&A expenditures for each unit.

We were in compliance with our financial covenant under our Senior Credit Facilities for the trailing twelve months ended March 31, 2005. The Company’s senior leverage ratio was 3.11 to 1.0. The covenant under the First Lien Facility required a Senior Leverage Ratio not to exceed 4.00 to 1.00 and the covenant under the Second Lien Facility required the Senior Leverage Ratio not to exceed 4.25 to 1.00 for the trailing twelve months ended March 31, 2005.

WRC Media’s cash balance was $7 million and consolidated debt was $293.4 million at March 31, 2005. There were no outstanding advances under the Company’s $30.0 million revolving credit facility as of March 31, 2005 and capital investment (including capital expenditures, prepublication costs and capitalized software) for the trailing twelve months ended March 31, 2005 was $17.2 million. The company capital investment covenant has increased from $21 million in 2004 to $26.1 million in 2005 as a result of WRC spending $5.1 million less than the permitted yearly capital expenditures in 2004. The Company is permitted to roll forward the $5.1 million under spent in 2004 to 2005 under its credit agreement.

Outlook

As I stated at the outset of today’s call, we are encouraged by the improving market conditions in education and the market acceptance of our new product releases in 2004 and 2005.

WRC Media remains focused on top line growth, while continuing to maintain cost containment initiatives implemented in prior years. We are encouraged by WRC Media’s performance in the first quarter. WRC’s top line grew 9.5% over the same period in 2004 with AGS and CompassLearning showing double-digit growth. This marked the third quarter in a row of solid top-line growth. We have grown revenues in each of the last three quarters 10.2%, 6.6% and 9.5%, respectively and we remain cautiously optimistic for the prospects of our business in the second quarter and for 2005 overall. Moreover, we continue to evaluate additional restructuring initiatives including space reduction, increased offshore product development and infrastructure consolidation.

This concludes our prepared remarks. We will now open this up for questions, and provide any additional information you may need.